Exhibit 10.5
APOLLO GLOBAL CARRY POOL AGGREGATOR IV, L.P.
9 West 57th Street
New York, NY 10019
Award Letter
[Date]
Dear «Name»,
Apollo Global Management, Inc. and its subsidiaries (together, “AGM”) have established Apollo Global Carry Pool Aggregator IV, L.P. (the “Partnership”, or “GCP IV”). The purpose of the Partnership is to hold, indirectly through three intermediate pooling vehicles, interests in certain fund general partners, managing members, managers or similar persons (“Fund General Partners”) in order to derive cash or other revenues therefrom that are attributable to carried interest, incentive allocations, performance allocations or similar performance-based compensation (collectively, “Carried Interest Revenues”) received by participating Fund General Partners from funds managed by AGM, and to distribute such amounts to the Partnership’s partners in accordance with the terms of the limited partnership agreement of the Partnership (as the same may be amended or modified from time to time, the “Partnership Agreement”).
We are pleased to award you a limited partner interest in the Partnership in recognition of the services you have provided and will provide to or on behalf of AGM and the Fund General Partners. Your interest is being awarded by the general partner of the Partnership (the “General Partner”). Your rights as a limited partner of the Partnership (a “Limited Partner”), and the terms of this Award Letter, shall be governed by the terms of the Partnership Agreement, the principal economic terms of which are summarized in the accompanying Questions and Answers document. In the event of a conflict between this Award Letter (or the Questions and Answers document) and the Partnership Agreement, the terms and conditions of the Partnership Agreement shall govern. Any such determination shall be made by the General Partner in its sole discretion.
This Award Letter confirms the award to you of a number of points representing an economic interest in the future operating profit or operating loss of the Partnership (“Points”) and certain terms in relation to the Partnership Agreement. Capitalized terms used but not earlier defined in this Award Letter have the meanings ascribed to them in Annex A.
A.Your Point Award
You are being granted the number of Points shown on Schedule I, out of a total pool of [100,000] Points, on the terms set forth in this Award Letter and the Partnership Agreement. Any Points granted to you in the future shall be evidenced by and subject to a separate Award Letter.
Your Points entitle you to a share of the Carried Interest Revenues received by the Partnership that are derived from the Fund General Partners set forth on Schedule I.
702100.0003.0004 4817-6265-1865 v5

You will be entitled to share in distributions on the Points only to the extent that amounts received by the Partnership are determined to be (a) sourced out of appreciation in the assets of the Funds managed by the Fund General Partners arising after the Point Award Date set forth on Schedule I or (b) otherwise consistent with the treatment of the Points as profits interests for U.S. federal income tax purposes.
Subject to the foregoing, your share of future distributions received by the Partnership after the Point Award Date will be calculated as if you had held your Points since [Date].
B.Vesting
Your Points are subject to vesting [on a monthly basis on the last day of each month over the Vesting Period set forth on Schedule I]. The [monthly] vesting formula in Schedule I determines the number of “Vested Points” you may be eligible to retain in the event that you become a Retired Partner. Prior to the date you become a Retired Partner, the vesting formula does not affect the level of the distributions to which your Points entitle you.
Your Points shall be reduced automatically to (a) zero if your retirement is the consequence of a Bad Act and (b) otherwise, an amount equal to your Vested Points calculated as of the date you become a Retired Partner. Any such reduction shall be effective as of such date; provided that the General Partner may, in its sole discretion, agree to a lesser or later reduction (or to no reduction) of your Points.
Any Vested Points are subject to forfeiture if you breach any restrictive covenants applicable to you.
C.Clawbacks and Reserves
Any distributions you receive in respect of your Points are provisional and shall be subject to repayment, to the extent of your proportionate share, in the event of a clawback by a Fund from an associated Fund General Partner to which such distributions were attributable. In addition, as reflected in the reimbursement agreement to which your Points are subject (the “Reimbursement Agreement”), a portion of the distributed Carried Interest Revenues (the “Carried Interest Distributions”) that otherwise would have been made by a Fund and received as distributions or payments by you may be withheld by the General Partner or its applicable Affiliate, to defray an actual or potential general partner giveback obligation in respect of Carried Interest Distributions (whether in respect of your interest in the Partnership or a Fund General Partner or another entitlement you have in respect of Carried Interest Distributions), if the General Partner, Partnership or Fund General Partner determines in good faith that such withholding is appropriate to avoid subjecting the prompt collection of your share of such general partner giveback obligation to possible delay, impediment, hindrance or risk. Distributions of whatever kind or character, whether in cash or other rights or property, at any time owing or payable to you in respect of or on account of your interest in a Co-Investors (A) Entity (or its equivalent) may also be withheld in good faith for the same purposes. Any such withholding shall be proportionate to your actual or potential liability in respect of such obligations, as determined by the General Partner, Partnership or applicable Fund General Partner in good faith.

702100.0003.0004 4817-6265-1865 v5

You may also be required to restore distributions to GCP IV if it is subsequently determined that the reclamation is needed to enable a Fund General Partner to satisfy a specific obligation (such as an obligation to pay a share of carried interest based on the performance of one or more specific portfolio investments).
D.Corporate Clawback Policy
To the extent mandated by applicable law, stock exchange or accounting rule and/or set forth in a written clawback policy (e.g., with respect to compensation paid based on financial statements that are later found to have been materially misstated) adopted by AGM or an Affiliate, amounts distributed in respect of Points may be subject to clawback by AGM or an Affiliate under such law, rule and/or policy and, accordingly, you may be required to refund any relevant amounts to AGM or the relevant Affiliate.
E.Miscellaneous
1.    The Partnership Agreement, this Award Letter, and related documentation and rights are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), or, if and to the extent subject to Code Section 409A, to comply therewith. Accordingly, to the maximum extent permitted, such documents shall be interpreted and be administered to be in compliance with Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, no distributions owing by reason of termination of employment or service hereunder shall be due until you would be considered to have incurred a “separation from service” from AGM and/or its Affiliates within the meaning of Code Section 409A. Any distributions that are due within the “short-term deferral period” or fall within the “separation pay exemption” within the meaning of Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to you from AGM and its Affiliates, whether pursuant to the Partnership Agreement or otherwise that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in the Partnership Agreement or related documentation, to the extent that any distributions to be made upon your separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A on account of your being a “specified employee” within the meaning of Code Section 409A, the distributions shall instead be made on the first business day after the earlier of (i) the date that is six months following such separation from service and (ii) your death. In no event shall AGM or any of its Affiliates (or any agent thereof) have any liability to you or any other Person due to any failure of the Partnership or any associated documentation to satisfy the requirements of Code Section 409A.
2.    No officer, director, employee or agent of AGM or any of its Affiliates shall be personally liable for any action, omission, determination, or interpretation taken or made with respect to the Partnership or any associated documentation.
3.    AGM may, in its sole discretion, decide to deliver any documents related to the Partnership Agreement and any associated documentation by electronic means or to request your consent to participate in any of the foregoing by electronic means. You hereby consent to receive

702100.0003.0004 4817-6265-1865 v5

such documents by electronic delivery and, if requested, to agree to participate therein through an online or electronic system established and maintained by AGM, an Affiliate or a third party designated thereby.
4.    This Award Letter (including the execution page for the purposes set forth therein) is governed by and is to be construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. The dispute resolution provisions of the Partnership Agreement (other than those regarding governing law) shall apply to this Award Letter as if reprinted herein. This Award Letter is binding on and enforceable against the General Partner, the Partnership and you. Except as otherwise described herein and in the Partnership Agreement, this Award Letter may be amended only with the consent of each party hereto. Notwithstanding the foregoing, this Award Letter may be modified, changed or terminated at any time if such adjustment is necessary or advisable in light of tax, accounting or regulatory considerations, as determined by the General Partner or its designee in its sole discretion. The arrangements described in this Award Letter shall be administered by the General Partner and its determinations shall be final, binding and conclusive on the parties. The Partnership or the General Partner may provide copies of this Award Letter to other Persons. This Award Letter may be executed by facsimile or electronic signature and in one or more counterparts, all of which constitute one and the same instrument.
5.    This Award Letter shall be deemed confidential information for purposes of the Partnership Agreement.
6.    Your Points will be a profits interest for U.S. tax purposes, issued in recognition of the services you have provided and will provide to AGM and the Fund General Partners.
7.    You are subject to this Award Letter, the Partnership Agreement, the Reimbursement Agreement and any other agreements referred to herein or therein (collectively, the “GCP IV Documents”) and are bound by, and shall be treated as a party to, all of the foregoing agreements (including as the same may be amended or modified from time to time in accordance with their terms), as a Limited Partner of the Partnership, with respect to your Points.
For purposes of clarity, we note that the GCP IV Documents do not change the terms and conditions of your employment or service. Moreover, GCP IV does not include restrictive covenants or expand upon those to which you are otherwise subject, except with regard to the confidentiality obligations that apply to GCP IV.
By signing below, you acknowledge and agree that you are a Limited Partner of the Partnership and agree to adhere to and be bound by the Reimbursement Agreement. In furtherance of the foregoing, in consideration of the award of Points to you hereunder, you are deemed irrevocably to make, constitute and appoint the General Partner with full power of substitution, as your true and lawful representative and attorney-in-fact, and in your name, place and stead, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish all of the GCP IV Documents and any amendment thereto.
[Signature Page Follows]

702100.0003.0004 4817-6265-1865 v5

By signing below using DocuSign, you are also executing a Section 83(b) election. It is your responsibility to file, not later than the Section 83(b) election deadline set forth on Schedule I, a Section 83(b) election with the IRS at the address indicated in the enclosed Section 83(b) election packet.

Sincerely yours,

APOLLO GLOBAL CARRY POOL AGGREGATOR IV, L.P.
By:    Apollo Global Carry Pool GP, LLC,
    with respect to Series A
    its general partner

By:
    Name:
    Title:

Acknowledged and Agreed:
______________________________
«Name»

702100.0003.0004 4817-6265-1865

Annex A
Definitions
“Affiliate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person. Except as the context otherwise requires, the term “Affiliate” in relation to AGM includes each collective investment fund and other client account sponsored or managed by AGM or its affiliated asset management entities, but, in each case, does not include portfolio investments (except with respect to Bad Acts).
“Bad Act” means your:
(i)commission of an intentional violation of a material law or regulation in connection with any transaction involving the purchase, sale, loan, pledge or other disposition of, or the rendering of investment advice with respect to, any security, asset, futures or forward contract, insurance contract, debt instrument or currency, in each case, that has a significant adverse effect on your ability to perform your services to AGM or any of its Affiliates;
(ii)    commission of an intentional and material breach of a material provision of a written Apollo Code of Ethics (other than any Apollo Code of Ethics adopted after the date of your admission to the Partnership with the primary purpose of creating or finding “Bad Acts”);
(iii)    commission of intentional misconduct in connection with your performance of services for AGM or any of its Affiliates;
(iv)    commission of any misconduct that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to AGM or any of its Affiliates (excluding any mistake of judgment made in good faith with respect to a Portfolio Investment or fund or account managed by AGM or its Affiliates, or a communication made to the principals or other partners, in a professional manner, of a good faith disagreement with a proposed action by AGM or any of its Affiliates);
(v)    conviction of a felony or plea of no contest to a felony charge, in each case, if such felony relates to AGM or any of its Affiliates;
(vi)    fraud in connection with your performance of services for AGM or any of its Affiliates; or
(vii)    embezzlement from AGM or any of its Affiliates or interest holders;
provided, however, that:
(a)    you have failed to cure within 15 days after notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (ii) and (iv); and
702100.0003.0004 4817-6265-1865

(b)    during the pendency of any felony charge under clause (v), AGM and its Affiliates may suspend payment of any distributions in respect of your Points, and if (I) you are later acquitted or otherwise exonerated from such charge, or (II) your employment or service with AGM or its applicable Affiliate does not terminate, then (A) AGM or its applicable Affiliate shall pay to you all such accrued but unpaid distributions with respect to Vested Points, with interest calculated from the date such distributions were suspended at the prime lending rate in effect on the date of such suspension, and (B) throughout the period of suspension (or until the date of termination of your employment or service, if earlier), distributions with respect to unvested Points shall continue to accrue, and Points shall continue to vest, in accordance with the terms and conditions set forth herein.
“Co-Investors (A) Entity” means an investment vehicle formed by AGM or any of its Affiliates to facilitate the investment in any fund or account managed by AGM or an Affiliate by employees or partners of AGM or its Affiliates and their related parties.
“Disability” has the meaning ascribed to that term in the Apollo Global Management, Inc. 2019 Omnibus Equity Incentive Plan.
“Fund” means any pooled investment vehicle or managed account advised or managed by the applicable Fund General Partner and each “Parallel Fund” of such Fund within the meaning of the Fund LP Agreement of such Fund. Such term also includes each alternative investment vehicle created by a Fund and/or any such Parallel Fund, to the extent the context so requires.
“Fund LP Agreement” means the limited partnership agreement or similar governing agreement of any Fund, as in effect from time to time, and, to the extent the context so requires, the corresponding constituent agreement, certificate or other document governing each such Fund.
“Retired Partner” has the meaning ascribed to that term in the Partnership Agreement.

A-2
702100.0003.0004 4817-6265-1865

Schedule I
Number of Points: «Number_of_Points»
Point Award Date: [Date]
Deadline for Returning Signed Documents to Apollo: [Date]
IRS Deadline for Filing Section 83(b) Election: [Date]
Fund General Partners:
Each of the entities entitled to earn Carried Interest Revenues from the following funds:
[ ]
Vesting
[If you become a Retired Partner for any reason other than your death, Disability, or a Bad Act or your breach of a restrictive covenant, your “Vested Points”, effective upon the date you become a Retired Partner, are calculated by multiplying your total Points by a fraction equal to the number of month-end dates during your Vesting Period divided by [ ]. Your “Vesting Period” is the period commencing on [ ] and ending on the earlier of (a) [ ] (the date when you become [ ]% vested in your Points) and (b) the date that you become a Retired Partner.
If you become a Retired Partner as a result of your death or Disability before [ ], your Vested Points increase by an additional amount equal to one-half of the difference between (a) the vested amount based on the monthly vesting formula, and (b) [ ]% of your Points.
Your Points shall be reduced automatically to (a) zero if your retirement is the consequence of a Bad Act and (b) otherwise, an amount equal to your Vested Points calculated as of the date you become a Retired Partner. Any such reduction shall be effective as of such date; provided that the General Partner may, in its sole discretion, agree to a lesser or later reduction (or to no reduction) of your Points.
Any Vested Points are subject to forfeiture if you breach any restrictive covenants applicable to you.]

702100.0003.0004 4817-6265-1865